Eastern Light Capital Receives Notice of Non-Compliance From NYSE Amex; Intends to Request Hearing

SAN FRANCISCO, CA -- (Marketwire - November 15, 2011) - Eastern Light Capital, Inc. (NYSE Amex: ELC) (the "Company"), a specialty lender organized as a real estate investment trust, announced today that the Company has been notified by the Compliance Staff ("Staff") of the NYSE Amex LLC (the "Exchange") that the Company has not timely regained compliance with Section 1003(a)(iii) of the Exchange's Company Guide due to stockholders' equity of less than $6,000,000. As a result, the notice indicated that the Company's securities are subject to delisting from the Exchange unless the Company requests a hearing before the Exchange's Listing Qualifications Panel (the "Panel"). As disclosed on July 30, 2010, the Staff previously granted the Company's request for an extension to evidence compliance with the Exchange's stockholders' equity requirement, through November 7, 2011.

The Company intends to request a hearing before the Panel at which it will seek continued listing on the Exchange. Based on the hearing request, it is expected that the Company's securities will remain listed and eligible for trading on the Exchange until the Panel renders a decision following the hearing. However, there can be no assurance that following the hearing the Panel will grant the Company's request for continued listing on the Exchange.

About Eastern Light Capital, Inc.

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007, new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. Alternative strategic plans are also being considered.

Forward-Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen
CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com